Execution Version

Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 31, 2023

between

Star Holdings,
as Borrower

and

Safehold Inc.,
as Lender

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TABLE OF CONTENTS

 Page

Article I. DEFINITIONS1

Section 1.01 Defined Terms1

Section 1.02 Terms Generally13

Section 1.03 Accounting Terms; Changes in GAAP13

Section 1.04 Divisions14

Article II. NOTE, Commitments and Borrowings14

Section 2.01 Note; Commitments14

Section 2.02 [Reserved]14

Section 2.03 [Reserved]14

Section 2.04 [Reserved]14

Section 2.05 [Reserved]14

Section 2.06 Prepayments14

Section 2.07 Termination of Commitments15

Section 2.08 Repayment15

Section 2.09 Interest15

Section 2.10 Commitment Fee16

Section 2.11 Evidence of Debt16

Section 2.12 Payments Generally16

Section 2.13 Taxes16

Section 2.14 Incremental Commitments18

Article III. REPRESENTATIONS AND WARRANTIES19

Section 3.01 Existence, Qualification and Power19

Section 3.02 Authorization; No Contravention20

Section 3.03 Governmental Authorization; Other Consents20

Section 3.04 Execution and Delivery; Binding Effect20

Section 3.05 Financial Statements20

Section 3.06 Litigation20

Section 3.07 No Material Adverse Effect; No Default20

Section 3.08 Property20

Section 3.09 Taxes21

Section 3.10 Disclosure21

Section 3.11 Compliance with Laws21

Section 3.12 ERISA Compliance21

Section 3.13 Environmental Matters22

Section 3.14 Margin Regulations22

Section 3.15 Investment Company Act22

Section 3.16 Sanctions; Anti-Corruption22

Section 3.17 Solvency22

Section 3.18 Security Interest22

Section 3.19 Margin Loan Facility23

Section 3.20 Subsidiaries; Equity Interests23

Section 3.21 Use of Proceeds23

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Section 3.22 Labor Matters23

Section 3.23 No Burdensome Restrictions23

Section 3.24 Insurance23

Article IV. CONDITIONS24

Section 4.01 Closing Date24

Section 4.02 Conditions to All Borrowings25

Article V. AFFIRMATIVE COVENANTS25

Section 5.01 Financial Statements25

Section 5.02 Certificates; Other Information26

Section 5.03 Notices27

Section 5.04 Preservation of Existence, Etc.27

Section 5.05 Maintenance of Properties28

Section 5.06 Maintenance of Insurance28

Section 5.07 Payment of Obligations28

Section 5.08 Compliance with Laws28

Section 5.09 Environmental Matters28

Section 5.10 Books and Records28

Section 5.11 Inspection Rights28

Section 5.12 Use of Proceeds29

Section 5.13 Sanctions; Anti-Corruption Laws29

Section 5.14 Continued Ownership of Safehold, Inc29

Section 5.15 Further Assurances29

Article VI. NEGATIVE COVENANTS29

Section 6.01 Indebtedness29

Section 6.02 Liens30

Section 6.03 Fundamental Changes31

Section 6.04 Dispositions32

Section 6.05 Restricted Payments32

Section 6.06 Investments32

Section 6.07 Transactions with Affiliates33

Section 6.08 Certain Restrictive Agreements33

Section 6.09 Changes in Nature of Business33

Section 6.10 Restriction on Use of Proceeds33

Section 6.11 Prepayments; Modifications of Margin Loan Facility and Organizational Documents33

Section 6.12 Negative Pledges34

Article VII. EVENTS OF DEFAULT34

Section 7.01 Events of Default34

Section 7.02 Application of Payments36

Article VIII. [RESERVED]37

Article IX. MISCELLANEOUS37

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Section 9.01 Notices37

Section 9.02 Waivers; Amendments38

Section 9.03 Expenses; Indemnity; Damage Waiver38

Section 9.04 Successors and Assigns39

Section 9.05 Survival40

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution40

Section 9.07 Severability40

Section 9.08 Non-Recourse40

Section 9.09 Governing Law; Jurisdiction; Etc.41

Section 9.10 WAIVER OF JURY TRIAL41

Section 9.11 Headings42

Section 9.12 Treatment of Certain Information; Confidentiality42

Section 9.13 PATRIOT Act42

Section 9.14 Interest Rate Limitation42

Section 9.15 Payments Set Aside43

Section 9.16 Amendment and Restatement43

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SCHEDULES

SCHEDULE 3.20 - Subsidiaries

SCHEDULE 6.01-Indebtedness

SCHEDULE 6.02-Liens

SCHEDULE 6.06-Investments

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 31, 2023 (this “Agreement”), between STAR HOLDINGS, a Maryland statutory trust, as borrower (together with its successors and permitted assigns, the “Borrower”) and Safehold Inc., a Maryland corporation, as lender (together with its successors and permitted assigns, the “Lender”).

SFI Penn Properties Statutory Trust (as successor to iSTAR REO Holdings TRS, LLC), a Delaware statutory trust (“SFI Penn”) and iSTAR INC. (“iSTAR”) are parties to that certain Credit Agreement, dated as of December 31, 2022 (the “Original Effective Date”) (such Credit Agreement, as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which SFI Penn distributed that certain promissory note with an aggregate principal amount of $125,000,000 (the “Existing Note”) to iSTAR.

iSTAR and Safehold Inc., a Maryland corporation (“SAFE”), are parties to a Merger Agreement dated as of August 10, 2022, pursuant to which, on March 31, 2023, iSTAR and SAFE combined through a stock-for-stock merger (the “Merger”), with SAFE merging with and into iSTAR, and with the Lender (operating under the name “Safehold Inc.”) continuing as the surviving corporation. Pursuant to the Merger, the Lender acquired iSTAR's rights and obligations under the Existing Credit Agreement and the Existing Note.

Prior to the Merger, iSTAR consummated a series of reorganization and separation transactions pursuant to which, among other things, iSTAR contributed its remaining legacy non-ground lease assets and businesses and certain cash amounts to the Borrower and its Subsidiaries, and the Borrower and its Subsidiaries were then separated from iSTAR through a distribution by iSTAR of all of the Equity Interests in the Borrower to iSTAR's common stockholders (the “Spin-Off Transactions”). As part of the Spin-Off Transactions, SFI Penn merged with and into the Borrower, with the Borrower continuing as the surviving entity, and the Borrower assumed the rights and obligations of SFI Penn under the Existing Credit Agreement and the Existing Note. On March 31, 2023, the Existing Note was prepaid to reduce the aggregate principal amount outstanding in respect of the Existing Note to $115,000,000.

As partial consideration for the contribution by iSTAR to the Borrower of the assets in the Spin-Off Transactions, the Borrower and the Lender have agreed to amend and restate the Existing Credit Agreement on the terms and conditions as set forth in this Agreement, and it has been agreed by such parties that amounts outstanding under the Existing Note prior to effectiveness of this Agreement and other “Obligations” under and as defined in the Existing Credit Agreement shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of the Existing Credit Agreement shall hereafter have no further effect upon the parties thereto, and all references to the “Credit Agreement” in the Existing Note and any Loan Document (as defined in the Existing Credit Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree to amend and restate the Existing Credit Agreement as follows:

Article I.

DEFINITIONS
Section 1.01Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control

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with the Person specified.  For purposes of this Agreement and each other Loan Document, the Borrower and its Subsidiaries and the Lender and its Subsidiaries shall not be deemed to be Affiliates of each other.
“Agreement” has the meaning specified in introductory paragraph hereof.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Rate” means (a) at any time during a PIK Period, (i) 10.00% per annum, or (ii) to the extent any Loan remains outstanding under an Incremental Facility at such time, 12.00% per annum, as applicable, and (b) at any time other than during a PIK Period, (i) 8.00% per annum or (ii) to the extent any Loan remains outstanding under an Incremental Facility at such time, 10.00% per annum, as applicable.
“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08.
“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.
“Borrowing Request” means a request for a borrowing of Loans, which in each case shall be in such form as the Lender may reasonably approve.
“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease.
“Cash Equivalents” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

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(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitments” mean the Incremental Commitments.
“Commitment Fee” has the meaning specified in Section 2.10.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

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“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to the Applicable Rate plus 3.50% per annum.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollar” and “$” mean the lawful money of the United States.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened

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release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“Event of Default” has the meaning specified in Article VII.
“Excess Cash Flow” has the meaning specified in Section 2.06(b)(ii).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (d) any withholding Taxes imposed under FATCA.
“Facility” means an Incremental Facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning specified in Section 3.16(b).
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary

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institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Incremental Commitment” has the meaning specified in Section 2.15(a).
“Incremental Commitment Effective Date” has the meaning specified in Section 2.15(c).
“Incremental Facility” means any facility consisting of Incremental Commitments and all borrowings thereunder.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

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(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all Attributable Indebtedness;
(g)all obligations of such Person in respect of Disqualified Equity Interests; and
(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Interest Payment Date” means the last day of each Interest Period and the Maturity Date.
“Interest Period” means each calendar quarter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder or similar agreement entered into by the Lender under Section 2.14 pursuant to which the Lender shall provide an Incremental Commitment hereunder.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means, collectively, (a) Indebtedness under the Existing Note and (b) any loan under an Incremental Facility made pursuant to Section 2.15.
“Loan Documents” means, collectively, this Agreement, the Pledge Agreement and any other documents entered into in connection herewith.
“Management Agreement” means the Management Agreement, dated as of March 31, 2023, between the Borrower and SAFE.
“Margin Loan Borrower” means Star Investment Holdings SPV LLC, a Delaware limited liability company.
“Margin Loan Facility” means that certain margin loan facility agreement dated as of March 31, 2023 between the Margin Loan Borrower and Morgan Stanley Bank, N.A.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole except to the extent resulting from (i) market-wide or

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macro-economic events generally applicable globally or to the United States and/or the region where the Borrower, its Subsidiaries or the properties of either of them is located or (ii) general disruptions of capital markets; or (b) a material adverse effect on (i) the ability of the Borrower to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document, except to the extent resulting from (x) market-wide or macro-economic events generally applicable globally or to the United States and/or the region where the Borrower, its Subsidiaries or the properties of either of them is located, (y) general disruptions of capital markets or (z) the action or inaction of the Lender.
“Maturity Date” means March 31, 2027 (except that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day).
“Merger Agreement” has the meaning given to that term in the Margin Loan Facility.
“Maximum Rate” has the meaning specified in Section 9.14.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” shall mean, in connection with any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by the Borrower or any of its Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, and other customary fees and expenses actually incurred by the Borrower or any of its Subsidiaries (as applicable) in connection therewith; (ii) taxes paid or reasonably estimated to be payable by the Borrower or any of its Subsidiaries (as applicable) as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of its Subsidiaries (as applicable), provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its Subsidiaries (as applicable) as a result thereof.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan

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Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“OFAC” has the meaning specified in Section 3.16(a).
“Operating Reserve” means the aggregate amount (calculated as of the last day of each calendar quarter) of the Borrower’s and its Subsidiaries’ (a) projected operating expenses (including, without limitation, payments to the Borrower's local property consultants, but excluding management fees payable under the Management Agreement and public company costs), (b) projected land carry costs, (c) projected capital expenditure and committed loan fundings, (d) projected costs and expenses incurred in connection with the making of Investments contemplated by Section 6.06(g) (including, without limitation, costs and expenses incurred in connection with the incurrence of Indebtedness used to make such Investments) and (e) projected interest expense payments on the Loans and the Margin Loan Facility, in each case, for the following twelve (12) months, less the Borrower’s and its Subsidiaries’ projected operating revenues (excluding, for the avoidance of doubt, revenues from any sale of the Equity Interests of the Lender and Net Cash Proceeds from any Dispositions permitted hereunder) for the following twelve (12) months, in each case, as set forth in the Borrower’s consolidated budget, as approved by the Lender.
“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Amount” means, with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Loan occurring on such date.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Interest” has the meaning specified in Section 2.09(c).

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“PIK Period” has the meaning specified in Section 2.09(c).
“Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of the date hereof, between the Borrower and the Lender.
“Pledged Collateral” has the meaning specified in the Pledge Agreement.
“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be in such form as the Lender may approve.
“Property Level Agreement” means any asset level agreement that exists on the Closing Date and any future agreement with any Governmental Authority having jurisdiction over Borrower's properties and assets.
“Recipient” means the Lender.
“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash payments or proceeds under any casualty insurance policy in respect of a covered loss thereunder or as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case in excess of 7.5% of the fair market value of the relevant asset.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, vice president, chief financial officer, chief legal officer, treasurer or secretary of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“Sanctions” has the meaning specified in Section 3.16(a).

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“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Star Breach Event” means any action of, or failure to take any action by, Star Holdings' Manager (as defined in the Management Agreement) or its Affiliates during the term of the Management Agreement that resulted in (a) any representation or warranty set forth in this Agreement to be untrue or incorrect, (b) a breach of any representation, warranty, covenant or agreement set forth in this Agreement or (c) any other failure to comply with the provisions of this Agreement, in each case, other than at the express direction of the Borrower's board of trustees.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency

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or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries that are not “restricted” for purposes of GAAP.
“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withholding Agent” means the Borrower and the Lender.
Section 1.02Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” is not exclusive.  The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.03Accounting Terms; Changes in GAAP.
(a)Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to the Lender pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation.
(b)Changes in GAAP.  If the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof

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in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.04Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Article II.

NOTE, Commitments and Borrowings
Section 2.01Note; Commitments. As of the date hereof, the outstanding principal amount of the Existing Note is $115,000,000.  Subject to the terms and conditions set forth herein and in the applicable Joinder Agreement with respect to the applicable Incremental Facility, the Lender agrees to make Loans to the Borrower on such applicable Incremental Commitment Effective Date in an aggregate principal amount equal to the Lender’s Incremental Commitment under such Incremental Facility.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be re-borrowed.
Section 2.02[Reserved].
Section 2.03[Reserved].
Section 2.04[Reserved].
Section 2.05[Reserved].
Section 2.06Prepayments.
(a)Optional Prepayments.  The Borrower may, upon notice to the Lender, at any time and from time to time prepay the Loans in whole or in part without premium or penalty, subject to the requirements of this Section.
(b)Mandatory Prepayments.
(i)Recovery Events.  Subject to any requirements and restrictions contained in any Property Level Agreement, no later than the fifth Business Day following the date of receipt by the Borrower (or any of its Subsidiaries) of any Net Cash Proceeds of any Recovery Event, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Cash Proceeds within 360 days of receipt thereof (or, if the Borrower or any Subsidiary enters into a commitment to invest such Net Cash Proceeds within 360 days of receipt thereof, 180 days after the 360 day period that follows receipt of such Net Cash Proceeds) in the repair, restoration or replacement of the affected assets.  In the event that such Net Cash Proceeds are not reinvested by

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the Borrower prior to the last day of such 360-day period, the Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds.
(ii)Excess Cash Sweep.  Commencing with the fiscal quarter of the Borrower ended September 30, 2022, no later than the fifth Business Day following the date on which the Borrower's financial statements are due pursuant to Sections 5.01(a) and (b), the Borrower shall apply the amount of its Unrestricted Cash as of such date that is in excess of the aggregate of (x) the Operating Reserve and (y) $50,000,000 (the amount of such excess Unrestricted Cash, the “Excess Cash Flow”) to prepay the Loans; provided that, if at the time any amount is required to be paid pursuant to this Section 2.06(b)(ii), the Borrower may, with the prior written consent of the Lender (or shall, in the sole discretion of the Lender), apply all or a portion of such Excess Cash Flow towards prepayment of the Margin Loan Facility (in lieu of any prepayment as required pursuant to this Section 2.06(b)(ii)).
(c)Notices.  Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Lender not later than 11:00 a.m. (New York City time) one (1) Business Day before the date of prepayment.  Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of the applicable Loan or portion thereof to be prepaid.  Each Prepayment Notice shall be irrevocable except that it may be conditioned upon a transaction (including a refinancing) to be closed or consummated in connection with such prepayment and may be revoked by the Borrower prior to the effective date thereof.
(d)Amounts; Application.  All prepayments shall be applied as directed by the Borrower and shall be accompanied by accrued interest to the extent required by Section 2.09.
Section 2.07Termination of Commitments.  As of the date hereof, the Lender has no commitment to make any further extension of credit to the Borrower under the Existing Note.  The Incremental Commitments under such Incremental Facility shall automatically and permanently terminate on the applicable Incremental Commitment Effective Date upon the funding of the Loans under such Incremental Facility.
Section 2.08Repayment.  Subject to Section 2.06, the Borrower shall repay to the Lender the aggregate Outstanding Amount of the Loans and any accrued but unpaid interest thereon on the Maturity Date.
Section 2.09Interest.
(a)Interest Rates.  Subject to paragraph (b) of this Section, the Loans shall bear interest at a rate per annum equal to the Applicable Rate.
(b)Default Interest.  If an Event of Default has occurred and is continuing, any amount payable by the Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) not paid when due, whether at stated maturity, by acceleration or otherwise, shall thereafter bear interest at a rate per annum equal to the Default Rate.
(c)Payment Dates.  Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date and at such other times as may be specified herein; provided, that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  Accrued interest shall be payable in cash, provided that, so long as no Event of Default has occurred and is continuing, the Borrower may, at its option, elect for the interest

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for any Interest Period (but not to exceed in the aggregate more than two (2) Interest Periods) (any such Interest Period, a “PIK Period”) to be paid-in-kind by adding such interest to the principal amount of the Loans which shall thereafter bear interest as set forth herein (such interest, the “PIK Interest”) and shall be payable in full on the Maturity Date in cash if not otherwise paid prior to such date; provided, that all PIK Interest shall accrue cumulatively whether or not the Borrower has capital, surplus, earnings, or other amounts sufficient lawfully to pay such amounts.
(d)Interest Computation.  All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.
Section 2.10Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee for its own account, in an amount equal to $550,000.00 (the “Commitment Fee”), which Commitment Fee shall be payable on, and subject to the occurrence of, the Effective Date (as defined in the Merger Agreement).
Section 2.11Evidence of Debt.  The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower owed to the Lender resulting from the Loans made to the Borrower.  The entry made in the records maintained pursuant to Section 2.11 shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein.  Any failure of the Lender to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 2.12Payments Generally.
(a)Payments by Borrower.  All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all such payments shall be made to the Lender at the address specified by the Lender to the Borrower in immediately available funds not later than 4:00 p.m. (New York City time) on the date specified herein.  All amounts received by the Lender after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.  All payments hereunder or under any other Loan Document shall be made in Dollars.
(b)Application of Insufficient Payments.  Subject to Section 7.02, if at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
Section 2.13Taxes.
(a)Defined Terms.  For purposes of this Section, the term “Applicable Law” includes FATCA.

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(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower.  The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(e)[Reserved].
(f)Evidence of Payments.  If requested by the Lender, as soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(g)Status of Lender.  (i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
(ii)Without limiting the generality of the foregoing, if requested by the Borrower, the Lender shall deliver to the Borrower on or about the date on which the Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

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(iii)If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival.  Each party’s obligations under this Section shall survive any assignment of rights by a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.14Incremental Commitments.
(a)Request for Incremental Facility.  So long as a Collateral Shortfall (as defined in the Margin Loan Facility) has occurred and is continuing, the Borrower may, by notice to the Lender, request (and the Lender shall provide for) the establishment of one or more new term loan commitments to increase the existing tranche of Loans (each, an “Incremental Commitment”) pursuant to an Incremental Facility for an aggregate amount (for all such requests) not exceeding $25,000,000; provided that any such request for an Incremental Facility shall be in a minimum amount of the lesser of (x) $250,000 (or such lesser amount as may be approved by the Lender) and (y) the entire remaining amount available under this Section.

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(b)Terms of Incremental Commitments.  The Lender and the Borrower shall determine the effective date for such Incremental Facility pursuant to this Section (an “Incremental Commitment Effective Date”); provided that such date shall be a Business Day no more than three (3) Business Days after delivery of the request for such Incremental Facility and at least 30 days prior to the Maturity Date then in effect.

In order to effect such Incremental Facility, the Borrower and the Lender shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and the Lender, pursuant to which the Lender will provide the Incremental Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Commitment, the Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and the Loans made by it on such Incremental Commitment Effective Date pursuant to this Section shall be Loans, for all purposes of this Agreement.

(c)Conditions to Effectiveness.  Notwithstanding the foregoing, the Incremental Commitments pursuant to this Section shall not be effective unless:
(i)no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to the borrowings under the Incremental Facility to be made on the Incremental Commitment Effective Date;
(ii)the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such Incremental Facility, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)the Lender shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such Incremental Facility; and
(iv)the Lender shall have received such legal opinions and other documents reasonably requested by the Lender in connection therewith.
Article III.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that as of the date hereof:

Section 3.01Existence, Qualification and Power.  The Borrower and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 3.02Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any Subsidiary or its property is subject or (c) violate any Law in any material respect.
Section 3.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.
Section 3.04Execution and Delivery; Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.
Section 3.05Financial Statements.  The audited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on December 31, 2022 were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of notes and to normal year-end audit adjustments.
Section 3.06Litigation.  There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.
Section 3.07No Material Adverse Effect; No Default.  Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 3.08Property.
(a)Ownership of Properties.  Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or

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used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)Intellectual Property.  Each of the Borrower and its Subsidiaries owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by the Borrower and its Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The conduct of the business of the Borrower or any Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect.
Section 3.09Taxes.  The Borrower and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 3.10Disclosure.  The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).
Section 3.11Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.12ERISA Compliance.  None of the Borrower nor any of its ERISA Affiliates maintains, contributes to, or has any actual or contingent, direct or indirect obligation to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or had any actual

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or contingent obligation to maintain or contribute to, any employee benefit plan that is subject to Title I or Title IV of ERISA or section 4975 of the Code.

Section 3.13Environmental Matters.  Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) currently is or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any currently outstanding claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower or any Subsidiary.
Section 3.14Margin Regulations.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of Loans will be used to buy or carry any Margin Stock.  For the avoidance of doubt, the Lender acknowledges that the Borrower's ownership of shares of common stock of the Lender and the Borrower's financing of such shares pursuant to the Margin Loan Facility does not breach this Section 3.14.
Section 3.15Investment Company Act.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.16Sanctions; Anti-Corruption.
(a)None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are:  (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).
(b)The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.  The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
Section 3.17Solvency.  As of the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
Section 3.18Security Interest.  The Pledge Agreement is effective to create in favor of the Lender legal, valid and enforceable Liens on and security interests in, the Pledged Collateral and to the

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extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under Applicable Law (which filings or recordings shall be made to the extent required by the Pledge Agreement) and (ii) upon the taking of possession or control by the Lender of such Pledged Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent required by the Pledge Agreement), the Liens created by the Pledge Agreement will constitute so far as possible under relevant Law, fully perfected Liens on, and security interests in, all right, title and interest of the Borrower and each other grantor thereunder in such Pledged Collateral to the extent perfection can be obtained by appropriate filings (including UCC financing statements) or recordings made in the appropriate offices or upon the taking of possession or control, in each case subject to no Liens other than Liens that are expressly subordinated to the Lien in favor of the Lender.

Section 3.19Margin Loan Facility.  As of the Closing Date, the Borrower has provided the Lender with true, correct and complete copies of all Margin Loan Documents (as defined in the Margin Loan Facility).  The Borrower shall cause the Margin Loan Borrower to comply in all material respects with the Margin Loan Documents.
Section 3.20Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower does not have any Subsidiaries other than those specifically disclosed in Schedule 3.20, and all of the outstanding Equity Interests owned by the Borrower in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by the Borrower in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Pledge Agreement and (ii) any other Lien that is permitted under Section 6.02.
Section 3.21Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes specified in Section 5.12.  The proceeds of the Loans will not be used in violation of applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
Section 3.22Labor Matters.  As of the Closing Date, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower and its Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing, (b) hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act (if applicable) or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.
Section 3.23No Burdensome Restrictions.  The Borrower and its Subsidiaries are not subject to any Burdensome Restrictions, except Burdensome Restrictions permitted under Section 6.08.
Section 3.24Insurance.  The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.

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Article IV.

CONDITIONS
Section 4.01Closing Date.  This amendment and restatement of the Existing Credit Agreement shall become effective, and the Existing Credit Agreement shall be amended, restated and superseded in its entirety, on the date that each of the following conditions precedent has been satisfied (and, in the case of each document specified in this Section to be received by the Lender, such document shall be in form and substance satisfactory to the Lender):
(a)Executed Counterparts.  The Lender shall have received from each party hereto a counterpart of this Agreement and the Pledge Agreement, in each case, signed on behalf of such party (or written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement and the Pledge Agreement).
(b)Certificates.  The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;
(c)Corporate Documents.  The Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, the Loan Documents, the Pledged Collateral or the transactions contemplated thereby.
(d)Opinion of Counsel to Borrower.  The Lender shall have received an enforceability opinion of Clifford Chance US LLP, counsel to the Borrower, addressed to the Lender and dated the Closing Date, in form and substance satisfactory to the Lender (and the Borrower hereby instructs such counsel to deliver such opinion to the Lender).
(e)Fees and Expenses.  The Borrower shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the Lender in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Borrower on or prior to the Closing Date).
(f)Financial Statements.  The Borrower shall have delivered to the Lender the audited annual financial statements of the Borrower referred to in Section 3.05.
(g)Officer’s Certificate.  The Lender shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth in clauses (b) and (c) of the first sentence of Section 4.02.
(h)Other Documents.  The Lender shall have received such other documents as the Lender may reasonably request.

The Lender shall notify the Borrower of the Closing Date, and such notice shall be conclusive and binding.

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Section 4.02Conditions to All Borrowings.  The obligation of the Lender to make any Loan under an Incremental Facility and to continue the Existing Note on or after the Closing Date is additionally subject to the satisfaction of the following conditions:
(a)solely in the case of a Loan under an Incremental Facility, to the extent requested by the Lender, the Lender shall have received a written Borrowing Request in accordance with the requirements hereof;
(b)the representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such borrowing (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date); and
(c)no Default shall have occurred and be continuing or would result from such borrowing or from the application of proceeds thereof.

Each Borrowing Request by the Borrower hereunder and each borrowing shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable borrowing as to the matters specified in clauses (b) and (c) above in this Section.

Article V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been paid in full (other than contingent obligations for which no claim has been made), the Borrower covenants and agrees with the Lender that:

Section 5.01Financial Statements.  The Borrower will furnish to the Lender:
(a)as soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2023), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and
(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its

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Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes.
Section 5.02Certificates; Other Information.  The Borrower will deliver to the Lender:
(a)concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed certificate signed by a Responsible Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;
(b)promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower or any Subsidiary may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;
(c)no later than sixty (60) days following the first day of each fiscal year of the Borrower, the Borrower shall submit an annual budget for such fiscal year to the Lender for approval; provided, that if the Lender does not approve the annual budget submitted by the Borrower within fifteen (15) days of its submission to the Lender, the Borrower will prepare and deliver to the Lender a revised annual budget for such fiscal year;
(d)commencing with the fiscal quarter ending September 30, 2023, no later than thirty (30) days following the first day of each fiscal quarter (other than the fourth fiscal quarter) of the Borrower, the Borrower shall submit a quarterly budget (which budget shall include a projected budget for the subsequent twelve (12) months) for such fiscal quarter to the Lender for approval; provided, that if the Lender does not approve the quarterly budget submitted by the Borrower within ten (10) days of its submission to the Lender, the Borrower will prepare and deliver to the Lender a revised quarterly budget for such fiscal quarter;
(e)promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to any holder of debt securities of the Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;
(f)promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to, the lenders party to the Margin Loan Facility, pursuant to the terms of the Margin Loan Facility and not otherwise required to be furnished pursuant hereto;
(g)promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;
(h)promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Lender may from time to time reasonably request; and

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(i)promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access; provided that:  (A) upon written request by the Lender, the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (B) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.03Notices.  The Borrower will promptly notify the Lender of:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;
(c)[reserved];
(d)notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(e)any material change in accounting or financial reporting practices by the Borrower or any Subsidiary; and
(f)any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 5.04Preservation of Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.03 or 6.04; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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Section 5.05Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.06Maintenance of Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.
Section 5.07Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.08Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.09Environmental Matters.  Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any of its Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any of its Subsidiaries.
Section 5.10Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
Section 5.11Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, the Lender shall not exercise such rights more often than two times during any calendar year; provided, further, that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrower and at any time during normal business hours and without advance notice.  The Lender shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

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Section 5.12Use of Proceeds.  The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the (a) Existing Note for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to repay existing Indebtedness of iSTAR) not in contravention of any Law or of any Loan Document, and (b) Loans under any Incremental Commitment solely to satisfy any Collateral Shortfall under the Margin Loan Facility.
Section 5.13Sanctions; Anti-Corruption Laws.  The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.
Section 5.14Continued Ownership of Safehold, Inc.  The Borrower will continue to have, directly or indirectly, “beneficial ownership” of 7.5% or more of the Equity Interests of the Lender entitled to vote for members of the board of directors or equivalent governing body of the Lender on a fully-diluted basis.
Section 5.15Further Assurances. Promptly upon reasonable request by the Lender (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the Pledge Agreement and or other document or instrument relating to any Pledged Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably request from time to time in order to carry out more effectively the purposes of the Pledge Agreement, to the extent required pursuant to the Loan Documents and subject in all respects to the limitations herein and therein.
Article VI.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full (other than contingent obligations for which no claim has been made), the Borrower covenants and agrees with the Lender that:

Section 6.01Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(c)Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Wholly-Owned Subsidiary;
(d)Indebtedness of the Borrower or any Subsidiary as an account party in respect of commercial letters of credit; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $3,000,000;

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(e)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(f)Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;
(g)Indebtedness consisting of the financing of insurance premiums payable within one (1) year;
(h)Indebtedness incurred to fund Investments permitted under Section 6.06(g); and
(i)Indebtedness arising in connection with the Asbury Park bond program.
Section 6.02Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens existing on the date hereof and listed on Schedule 6.02 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.01(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.01(b);
(b)Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; provided that to the extent such Liens secure any Indebtedness, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $3,000,000;
(d)pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Borrower or a Subsidiary;
(e)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

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(g)Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j);
(h)Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;
(i)Liens pursuant to Section 5-118 of the UCC of any state (or any comparable provision of any foreign Law) in favor of the issuer or nominated person of letters of credit permitted pursuant to Section 6.01;
(j)any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;
(k)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness;
(l)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(m)Liens securing Indebtedness and other obligations in an aggregate amount not exceed $250,000 at any time outstanding;
(n)Liens securing Indebtedness permitted under Section 6.01(h); and
(o)in the case of any joint venture or non-Wholly-Owned Subsidiary, customary encumbrances or other restrictions contained in any shareholders agreements, joint venture agreements, Organizational Documents or similar binding agreements relating to the ownership of the Equity Interest in such joint venture or non-Wholly-Owned Subsidiary.
Section 6.03Fundamental Changes.  The Borrower will not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person;
(b)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee shall either be the Borrower or another Wholly-Owned Subsidiary;
(c)the Borrower and its Subsidiaries may make Dispositions permitted by Section 6.04;

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(d)any Investment permitted by Section 6.06 may be structured as a merger, consolidation or amalgamation; and
(e)any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.
Section 6.04Dispositions.  The Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)So long as no Event of Default shall have occurred and be continuing, Dispositions by the Borrower and its Subsidiaries on fair and reasonable terms and pursuant to arm’s-length transactions; provided, that the Borrower or such Subsidiary shall receive not less than 100% of consideration for any such Disposition in the form of cash; provided, further, (i) the Borrower may receive reasonable profit participations as part of any such Disposition and (ii) any seller financing shall require the prior written consent of the Lender; and
(b)Dispositions of the Equity Interests of the Lender which are required pursuant to the terms of the Margin Loan Facility.
Section 6.05Restricted Payments.  The Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made; and
(b)the Borrower and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options.
Section 6.06Investments.  The Borrower will not, and will not permit any Subsidiary to, make any Investments, except:
(a)Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;
(b)(i) Investments in Subsidiaries in existence on the Closing Date, and (ii) other Investments in existence on the Closing Date and identified on Schedule 6.06, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;
(c)Investments of the Borrower in any Wholly-Owned Subsidiary and Investments of any Wholly-Owned Subsidiary in the Borrower or in another Wholly-Owned Subsidiary;
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

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(e)Investments consisting of the indorsement by the Borrower or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;
(f)Investments consisting of funding protective advances on loans by the Borrower or any Subsidiary in the ordinary course of business;
(g)Investments consisting of the purchase of mortgage-backed securities in an amount not to exceed the amount reasonably necessary (as determined by the Borrower in good faith) for the Borrower to maintain its exemption from registration under the Investment Company Act of 1940; and
(h)Investments pursuant to the Asbury Park bond program.
Section 6.07Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of its Wholly-Owned Subsidiaries or between and among any Wholly-Owned Subsidiaries, (b) Restricted Payments permitted by Section 6.05, (c) Investments permitted by Section 6.06(b) or (c) or (d) transactions and payments contemplated by the Management Agreement.
Section 6.08Certain Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, (a) limits the ability of (i) any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) any Subsidiary to Guarantee Indebtedness of the Borrower or (iii) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that the foregoing restriction shall not apply to (x) restrictions imposed pursuant to the Margin Loan Facility, (y) agreements between the Borrower and the Lender and (z) customary provisions in shareholders agreements, joint venture agreements, Organizational Documents or similar binding agreements relating to any joint venture or any non-Wholly-Owned Subsidiary and applicable solely to such joint venture or non-Wholly-Owned Subsidiary and the Equity Interests issued thereby.
Section 6.09Changes in Nature of Business.  The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.
Section 6.10Restriction on Use of Proceeds.  The Borrower will not use the proceeds of any borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
Section 6.11Prepayments; Modifications of Margin Loan Facility and Organizational Documents .  The Borrower will not, and will not permit any Subsidiary to
(a)make or offer to make (or give any notice in respect thereof) any optional or voluntary payment, prepayment, repurchase or redemption of, or voluntarily or optionally defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner, the Margin Loan Facility, or

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segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, except as otherwise permitted pursuant to Section 2.06(b)(ii);
(b)without the prior written consent of the Lender, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Margin Loan Facility in any manner materially adverse to the interests of the Lender, as determined in good faith by the Borrower;
(c)amend, restate, supplement or otherwise modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of the Lender.
Section 6.12Negative Pledges.  The Borrower shall not permit nor allow any of it's Subsidiaries (other than the Margin Loan Borrower to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness for borrowed money upon any of their property or assets, now owned or hereafter acquired, except as permitted under Section 6.02(b), (c), (g), (h) or (i).
Article VII.

EVENTS OF DEFAULT
Section 7.01Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan, or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(a), 5.04 (with respect to the Borrower’s existence) or 5.12 or in Article VI;
(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof by the Lender to the Borrower;

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(f)(i) the Borrower or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Margin Loan Facility or any other Indebtedness (other than Indebtedness under the Loan Documents), in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to the Margin Loan Facility or such other Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that this clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness;
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i)the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)there is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(k)[reserved];
(l)a Change of Control shall occur;
(m)any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full

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of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or
(n)any material provision of the Pledge Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or solely as a result of acts or omissions by the Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create a valid and perfected lien, with the priority set forth in the Pledge Agreement, on a material portion of the Pledged Collateral covered thereby;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and
(ii)exercise all rights and remedies available to it and the Lenders under the Loan Documents and Applicable Law;

provided that, in case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Default or Event of Default under this Agreement or any other Loan Document shall occur or be deemed to occur as a result of a Star Breach Event.

Section 7.02Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, all payments received on account of the Obligations shall be applied by the Lender as follows:
(i)first, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents;
(ii)second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;
(iii)third, to payment of that portion of the Obligations constituting unpaid principal of the Loans;
(iv)fourth, to the payment in full of all other Obligations; and

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(v)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Article VIII.

[RESERVED]
Article IX.

MISCELLANEOUS
Section 9.01Notices.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:
(i)if to the Borrower, to it at:

Star Holdings

1114 Avenue of the Americas

39th Floor

New York, NY 10036

Attn: Chief Legal Officer

(ii)if to the Lender, to it at:

Safehold, Inc.

1114 Avenue of the Americas

39th Floor

New York, NY 10036

Attn: Chief Legal Officer

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: David Teh

Telephone: 212-906-2985

Email: david.teh@lw.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Borrower and the Lender hereunder may be delivered or furnished by electronic communication (including e-mail,

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FpML, and Internet or intranet websites) pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.02Waivers; Amendments.
(a)No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by the Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of the Lender hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.
(b)Amendments, Etc.  Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Lender and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 9.03Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.
(b)Indemnification by the Borrower.  The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with,

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or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee.  Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.
(c)[Reserved].
(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments.  All amounts due under this Section shall be payable promptly after demand therefor.
(f)Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 9.04Successors and Assigns.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Lender may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of the other party (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.  The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

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Commitment and the Loans at the time owing to it); provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within ten (10) Business Days after having received notice thereof; provided further that no such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
Section 9.05Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  The provisions of Sections 9.03 and 9.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations or the termination of this Agreement or any provision hereof.
Section 9.06Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Lender and the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.08Non-Recourse.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Borrower shall not have any personal recourse liability for the Obligations incurred under, evidenced by, created pursuant to, or arising under, this Agreement or the other Loan Documents and no deficiency judgment therefore shall be enforced against the personal assets of the

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Borrower other than the Pledged Collateral.  Notwithstanding the foregoing, a judgment may be sought, obtained, entered and enforced against the Borrower to the extent necessary to preserve or enforce the rights and remedies of the Lender in, to or against the Pledged Collateral and nothing contained herein shall be construed to limit, prejudice or impair the rights of Lender to enforce its rights and remedies against the Pledged Collateral.

Section 9.09Governing Law; Jurisdiction; Etc.
(a)Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the Lender in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 9.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Treatment of Certain Information; Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided, that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13PATRIOT Act.  To the extent the Lender is subject to the PATRIOT Act, it hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act.
Section 9.14Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to

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the Lender in respect of the Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by the Lender.  Any amount collected by the Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

Section 9.15Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.
Section 9.16Amendment and Restatement. This Agreement shall, except (a) as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Closing Date. The parties hereto acknowledge and agree, however, that (i) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation or termination of the Obligations (under and as defined in the Existing Credit Agreement) and the other Loan Documents (as defined in the Existing Credit Agreement), in each case, as in effect prior to the Closing Date except as expressly provided for herein and (ii) the Obligations (under and as defined in the Existing Credit Agreement) are in all respects continuing with the terms being modified as provided in this Agreement and the other Loan Documents. The parties hereto further acknowledge and agree that (A) the liens and security interests in favor of the Lender securing payment of the Obligations (under and as defined in the Existing Credit Agreement) are in all respects continuing and in full force and effect with respect to all Obligations and (B) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.

[Remainder intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STAR HOLDINGS

as Borrower

By: /s/ Geoffrey Dugan_________________

Name: Geoffrey Dugan

Title: General Counsel, Corporate & Secretary

[Signature Page to Credit Agreement]

SAFEHOLD INC.,

as Lender

By: /s/ Geoffrey Dugan_________________

Name: Geoffrey Dugan

Title: General Counsel, Corporate & Secretary

[Signature Page to Credit Agreement]